NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the Guarantor of the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 29, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 18, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The mandatory exchange of Merrill Lynch Capital Trust I became automatically effective before the opening on October 18, 2018. Each Trust Preferred Securities of Merrill Lynch Capital Trust I held was exchanged for $25.00 principal amount of Income Capital Obligations Notes initially due December 15, 2066 of Bank of America Corporation (as successor to Merrill Lynch & Co., Inc.). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 18, 2018.